Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Cheniere Energy Partners, L.P. Long-Term Incentive Plan, of our report dated February 26, 2008, with respect to the consolidated balance sheet of Cheniere Energy Partners, L.P. (a development stage Company) as of December 31, 2007 and the related consolidated combined statements of operations, partners’ and owners’ capital (deficit), and cash flows for the year then ended, and for the period October 20, 2003 (inception) through December 31, 2007, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 22, 2008